Exhibit 5

TCF FINANCIAL COPORATION

200 Lake Street East

Wayzata, MN 55391

General Counsel

Senior Vice President

August 17, 2010

Securities and Exchange Commission
100 F. St. N.E.
Washington, DC 20549

RE:  TCF Employees Stock Purchase Plan and TCF Employees Stock Purchase Plan — Supplemental Plan

Ladies and Gentlemen:

This opinion is furnished in connection with the Registration Statement on Form S-8 (the “Registration Statement”), which is being filed today with the Securities and Exchange Commission by TCF Financial Corporation (the “Company”) covering an additional 3,000,000 shares of common stock, par value $.01 per share (the “Common Stock”), to be allocated to accounts of participants in the TCF Employees Stock Purchase Plan and the TCF Employees Stock Purchase Plan — Supplemental Plan (hereinafter jointly referred to as the “Plans”).  These shares are in addition to the shares previously registered with the Securities and Exchange Commission for these Plans.

I am the General Counsel and Senior Vice President of the Company.  As such, I have examined the Company’s Certificate of Incorporation, Bylaws, the Plans and such other corporate records and documents as I have considered relevant and necessary for the purpose of this opinion.  In my examination, I have assumed the genuineness of all signatures (other than the signatures on behalf of the Company), the legal capacity of natural persons, the authenticity of documents submitted to me as originals and the conformity to originals of all documents submitted to me as copies and the authenticity of the originals of such copies.  I have participated in the preparation and filing of the Registration Statement.  In addition, I am familiar with the proceedings taken or to be taken by the Company with respect to the authorization and proposed issuance of shares of Common Stock pursuant to the Plans as contemplated by the Registration Statement and have made such further investigation as I have deemed necessary or appropriate in connection with this opinion.  I have assumed that all the shares of Common Stock covered by the Registration Statement will be issued for the consideration permitted under the Plans as currently in effect.

Based on the foregoing, I am of the opinion that:  the Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware; the Company has corporate authority to issue the shares of Common Stock covered by the Registration Statement; and the 3,000,000 shares of Common Stock proposed to be allocated to accounts under the Plans described in the Registration Statement will, when issued pursuant to the terms of the Plans, be duly and validly issued, fully paid and non-assessable.

I hereby consent to the filing of my opinion as Exhibit 5 to the Form S-8 Registration Statement filed by the Company to effect registration of the shares under the Securities Act of 1933, as amended (the “Securities Act”).  In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ Joseph T. Green
Joseph T. Green